Exhibit 4.1

FIRST AMENDMENT TO THE RIGHTS AGREEMENT

First Amendment (the “Amendment”), dated as of June 2, 2005, between Lawson Software, Inc., Inc., a Delaware corporation (the “Company”), and Mellon Investor Services LLC, as rights agent (the “Rights Agent”), to the Rights Agreement dated as of July 28, 2004 (the “Rights Agreement”); capitalized terms used without definition in this Amendment shall have the meanings given to them in the Rights Agreement.

WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company, prior to the time that any Person becomes an Acquiring Person, may from time to time change or supplement the Rights Agreement in order to make any changes which the Company may deem necessary or desirable;

WHEREAS, the Company has organized Lawson Holdings, Inc. as its wholly-owned subsidiary (“Lawson Holdings”), and the Company has caused Lion Holdings to organize Lawson Acquisition, Inc. (“Lawson Acquisition”) for the purpose of reorganizing Lawson Holdings into a holding company through a merger of Lawson Acquisition with and into the Company, with the Company as the surviving corporation and a wholly-owned subsidiary of Lawson Holdings (the “Merger”);

WHEREAS, it is contemplated that Lawson Holdings will make a public offer for all outstanding Series A and Series B shares of Intentia AB (“Intentia”), all outstanding warrants to purchase Series B shares of Intentia and all outstanding 5% Convertible Subordinated Notes due 2006 of Intentia (collectively, the “Offer”);

WHEREAS, in conjunction with the Offer, certain Company affiliates have entered into agreements to vote in favor of the Merger and the issuance of Lion Holdings common stock in connection with the Offer, to vote against any competing acquisition proposals, not to transfer any of their Company common stock and not to solicit competing proposals for the acquisition of the Company (collectively, the “Irrevocable Undertakings”);

WHEREAS, the Board of Directors of the Company has determined that this Amendment is necessary and desirable to provide that the execution and delivery of the Irrevocable Undertakings, and any exercise by Intentia of its rights thereunder, shall not give rise to a Distribution Date under the Rights Agreement, and the Company and the Rights Agent desire to evidence such Amendment in writing; and

WHEREAS, no Person is an Acquiring Person as of the date hereof.

NOW THEREFORE, the parties hereto agree as follows:

1.                                       Amendment to Section 1 (Certain Definitions).

(a)                                  The definition of “Exempt Person” in Section 1 of the Rights Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

“Exempt Person” shall mean (i) the Company, any Subsidiary of the Company, any employee benefit plan of the Company or of any Subsidiary of the Company, any Person organized, appointed or established by the Company for or pursuant to the terms of any such plan, (ii) any Person who was, together with such Person’s Affiliates and Associates, the Beneficial Owner of fifteen percent (15%) or more of the then outstanding share of Common Stock on the Record Date, provided that after the date of this Agreement such Person, together with such Person’s Affiliates and Associates, does not, (A) become the Beneficial Owner of additional shares of Common Stock representing one percent (1%) or more of the then outstanding share of Common Stock, in which case such Person shall no longer be deemed to be an Exempt Person for purposes of this Agreement, or (B) decrease its percentage ownership below fifteen percent (15%) of the then outstanding shares of common Stock, in which case such Person shall no longer be deemed to be an Exempt Person for purposes of this Agreement, (iii) any Person who is the Beneficial Owner of less than 20% of the shares of Common Stock then outstanding and (A) is permitted, pursuant to Rule 13d-1 under the Exchange Act, to report such ownership on Schedule 13G (or any comparable or successor report) or (B) was permitted to report such ownership on Schedule 13G (or any comparable or successor report) and thereafter does not acquire additional shares of Common Stock (other than as a result of any stock split, stock dividend or similar transaction) subsequent to the time when such Person became ineligible to report such ownership on Schedule 13G (or any comparable or successor report), (iv) any Person who is the Beneficial Owner of less than 20% of the shares of Common Stock then outstanding and has reported or is required to report such ownership on Schedule 13D under the Exchange Act (or any comparable or successor report) which Schedule 13D does not state any intention to or reserve the right of control or influence the management or policies of the Company or engage in any of the actions specified in Item 4 of such schedule (other than the disposition of the Common Stock) and, within 10 business Days of being requested by the Company to advise it regarding the same, certifies to the Company that such Person acquired shares of Common Stock in excess of 14.9% inadvertently or without knowledge of the terms of the Rights and who or which, together with all Affiliates and Associates, thereafter does not acquire additional shares of Common Stock (other than as a result of any stock split, stock dividend or similar transaction) while the Beneficial Owner of 15% or more of the shares of Common Stock then outstanding; provided, however, that if the Person requested to so certify fails to do so within 10 Business Days, then such Person shall become an Acquiring Person immediately after such 10-Business-Day period and (v) Intentia AB solely in connection with the approval, execution and delivery of, or the exercise by Intentia AB of its rights under, the Irrevocable Undertakings.

(b)                                 The following definition shall be inserted in Section 1 of the Rights Agreement:

“Irrevocable Undertakings” shall mean the agreements dated June 2, 2005 entered into by and between Intentia AB and each of Richard Lawson, John Cerullo, William Lawson and all other executive and non-executive directors of the Company and their affiliates.

(c)                                  The definition of “Share Acquisition Date” in Section 1 of the Rights Agreement is hereby amended by adding the following sentence at the end thereof:

“Notwithstanding anything in this Agreement to the contrary, a Share Acquisition Date shall not be deemed to have occurred solely in connection with the approval, execution or delivery of, or the exercise of rights by Intentia AB under, the Irrevocable Undertakings.”

2.                                       Amendment to Section 3 (Issue of Right Certificates).  Section 3(a) of the Rights Agreement is hereby amended by inserting the following sentence immediately after the last sentence thereof:

“Notwithstanding anything in this Agreement to the contrary, a Distribution Date shall not be deemed to have occurred solely by reason of the approval, execution or delivery of, or the exercise of rights by Intentia AB under, the Irrevocable Undertakings.”

3.                                       Amendment to Section 30 (Benefits of this Agreement).  Section 29 of the Rights Agreement is hereby amended by inserting the following sentence immediately after the last sentence thereof:

“Nothing in this Agreement shall be construed to give any holder of Rights or any other Person any legal or equitable rights, remedies or claims under this Agreement by virtue solely of the approval, execution or delivery of, or the exercise by Intentia AB of rights under, the Irrevocable Undertakings.”

4.                                       Effectiveness.  This Amendment shall become effective immediately prior to the approval, execution and delivery of the Irrevocable Undertakings and shall have no force or effect until such time.  Except as amended hereby, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

5.                                       Counterparts.  This Amendment may be executed in any number of counterparts and each of such counterparts shall together constitute but one and the same instrument.

6.                                       Miscellaneous.  This Amendment shall be deemed a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such state; provided, however, that all provisions regarding the rights, duties, liabilities and obligations of the Rights Agent shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such state.  If any term or other provision of this Amendment is determined to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms and provisions of this Amendment shall nevertheless remain in full force and effect and upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, this Amendment and such term or other provision shall be deemed to have been amended so as to effect the original intent of the parties as closely as possible in an acceptable manner to the Board of Directors of the Company.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and attested, all as of the day and year first written above.

LAWSON SOFTWARE, INC.

Attest:

By:	/s/ Bruce B. McPheeters	By:	/s/ H. Richard Lawson
Name:	Bruce B. McPheeters	Name:	H. Richard Lawson
Title:	Secretary	Title:	Chairman

MELLON INVESTOR SERVICES LLC,
as Rights Agent

Attest:
By:	/s/ Bruce Hochstadt, MD	By:	/s/ Georg Drake
Name:	Bruce Hochstadt, MD	Name:	Georg Drake
Title:	Principal, H&W	Title:	Assistant Vice President

[SIGNATURE PAGE TO AMENDMENT NO.1 TO RIGHTS AGREEMENT]